UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

NEOSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10909	22-2343568
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue, Suite 450
New York, New York		10170
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-4180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications  pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

In its final prospectus relating to the Company’s registration statement on Form SB-2A (File No. 333-142923) declared effective on July 16, 2007, the Company included consolidated financial statements retroactively adjusted to give effect to the Company’s one-for-ten reverse stock split of its Common Stock effective August 9, 2007.  The Company is filing a copy of those adjusted financial statements with this Form 8-K.

Item 9.01.  Financial Statements and Exhibits

2

NeoStem, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NeoStem, Inc. and Subsidiary (Formerly Phase III Medical, Inc,)

We have audited the accompanying consolidated balance sheets of NeoStem, Inc. and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity/(deficit) and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and Subsidiary as of December 31, 2006 and 2005 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment” effective January 1, 2006.

/s/ Holtz Rubenstein Reminick LLP
Melville, New York
March 27, 2007, except for the Stock Split Disclosure in Note 1, as to which the date is July 9, 2007

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$436,659	$488,872
Accounts receivable	9,050	—
Prepaid expenses and other current assets	82,451	18,447

Total current assets	528,160	507,319

Property and equipment, net	96,145	1,488
Deferred acquisition costs	—	19,121
Goodwill	558,169
Other assets	12,500	114,753

	$1,194,974	$642,681
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Interest and dividends payable—preferred stock	$—	$528,564
Accounts payable	372,348	256,976
Accrued liabilities	241,388	617,196
Unearned revenues	2,420	—
Notes payable,—related party, current	125,000	135,000
Note payable—current	1,313	48,000
Current portion of capitalized lease obligation	20,829	—
Convertible debentures—net of debt discount of $0 and $83,333, respectively	75,000	166,667

Total current liabilities	838,298	1,752,403

Unearned revenues—long term	—	26,745
Series A mandatorily redeemable convertible preferred stock	—	681,171
Note payable—related party, long term	24,439	—
Capitalized lease obligation, net of current portion	40,132	—

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity/(deficit):
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value, 10 shares of common stock per share, $.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares at December 31, 2006 and December 31, 2005	100	100
Common stock, $.001par value; authorized, 500,000,000 shares; issued and outstanding, 2,078,124 at December 31, 2006 and 705,440 shares at December 31, 2005	2,078	706
Additional paid-in capital	20,968,358	12,436,921
Unearned compensation	(371,666)	—
Accumulated deficit	(20,306,765)	(14,255,365)
Total stockholders’ equity/(deficit)	292,105	(1,817,638)
	$1,194,974	$642,681

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	Years ended December 31,
	2006	2005	2004
Revenues	$45,724	$35,262	$48,561

Direct Costs	22,398	24,776	33,885

Gross Profit	23,326	10,486	14,676

Selling, general and administrative	4,714,568	1,611,398	763,640
Purchase of medical royalty stream	—	—	725,324

Operating loss	(4,691,242)	(1,600,912)	(1,474,288)

Other income (expense):
Interest income	20,432	137	199
Interest expense—Series A mandatorily redeemable convertible preferred stock	(9,934)	(47,684)	(47,684)
Interest expense	(1,370,656)	(96,580)	(226,599)

	(1,360,158)	(144,127)	(274,084)

Net Loss	$(6,051,400)	$(1,745,039)	$(1,748,372)
Basic earnings per share

Net loss	$(4.43)	$(3.51)	$(5.37)

Weighted average common shares outstanding	1,365,027	497,758	325,418

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Stockholder Equity/(Deficit)

	Series B
	Preferred					Additional
	Stock		Common Stock		Unearned	Paid in	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficit	Total
Balance at December 31, 2003	10,000	$100	26,326,460	$26,327	—	$9,232,756	$(10,761,954)	$(1,502,771)
Reverse Common Stock Split			(26,063,197)	(26,063)		26,063
Issuance of common stock for cash, net of offering costs			121,329	121		1,104,879		1,105,000
Issuance of common stock upon exercise of common stock options			18,750	19		9,356		9,375
Issuance of common stock options for services						15,000		15,000
Issuance of common stock for services			1,875	2		14,248		14,250
Interest expense on loans in default						127,137		127,137
Debt discount on loan from officer						17,647		17,647
Issuance of common stock for interest			300	—		4,200		4,200
Issuance of common stock to officer for services			4,779	5		26,745		26,750
Net loss							(1,748,372)	(1,748,372)
Balance at December 31, 2004	10,000	100	410,296	411	—	10,578,031	(12,510,326)	(1,931,784)
Issuance of common stock for cash, net of offering costs			125,929	126		871,874		872,000
Issuance of common stock for conversion of debt			98,658	99		564,901		565,000
Issuance of common stock to officers and directors			60,207	60		237,226		237,286
Issuance of common stock for services			10,350	10		76,098		76,108
Equity component of issuance of convertible debt						83,333		83,333
Issuance of common stock purchase warrants for services						25,458		25,458
Net loss							(1,745,039)	(1,745,039)
Balance at December 31, 2005	10,000	100	705,440	706	—	12,436,921	(14,255,365)	(1,817,638)

	Series B
	Preferred					Additional
	Stock		Common Stock		Unearned	Paid in	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficit	Total
Issuance of common stock for cash, net of offering costs			945,382	945		3,572,123		3,573,068
Issuance of common stock for conversion of preferred stock			54,494	54		1,219,615		1,219,669
Issuance of common stock to officers and directors			40,000	40		207,960		208,000
Issuance of restricted common stock to officers and directors			90,000	90	(600,000)	599,910		—
Vesting of unearned compensation related to restricted common stock issued to officers and directors					228,334			228,334
Issuance of common stock for services			17,618	18		112,970		112,988
Equity component of issuance of convertible debt						263,612		263,612
Issuance of common stock purchase warrants for services						75,496		75,496
Issuance of common stock for purchase of assets of NS California			40,000	40		199,960		200,000
Issuance of common stock to payoff current liabilities			66,461	66		308,396		308,462
Issuance of common stock for conversion of convertible debt			107,386	107		692,789		692,896
Issuance of common stock for extension of due dates of convertible debt			3,693	4		21,019		21,023
Issuance of common stock purchase warrants for the early conversion of convertible debt						652,130		652,130
Issuance of common stock for conversion of debt			7,650	8		44,992		45,000
Compensatory element of stock options issued to staff						560,465		560,465
Net Loss							(6,051,400)	(6,051,400)
Balance at December 31, 2006	10,000	$100	2,078,124	$2,078	$(371,666)	$20,968,358	$(20,306,765)	$292,105

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:	$(6,051,400)	$(1,745,039)	$(1,748,372)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued and stock options granted as payment for interest expense and for services rendered	2,280,779	338,852	187,337
Depreciation	27,623	1,958	1,777
Amortization of debt discount	212,500	5,882	11,765
Series A mandatorily redeemable convertible preferred stock dividends	9,935	47,684	47,684
Unearned revenues	(24,325)	(35,262)	(48,561)
Deferred acquisition costs	17,868	24,776	33,885
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(72,251)	2,786	(3,209)
Accounts receivable	(9,050)	—	—
Other assets	—	(111,753)	—
Accounts payable, accrued expenses and other current liabilities	(30,510)	636,120	58,041

Net cash used in operating activities	(3,638,831)	(833,996)	(1,459,653)

Cash flows from investing activities:
Acquisition of property and equipment	(43,136)	—	(3,288)
Net cash used in investing activities	(43,136)	—	(3,288)

Cash flows from financing activities:
Net proceeds from issuance of capital stock	3,573,068	872,000	1,114,375
Proceeds from notes payable	180,396	203,000	75,000
Repayment of notes payable	(352,898)	(30,000)
Repayment of capitalized lease obligations	(20,813)		100,000
Proceeds from sale of convertible debentures	250,000	250,000
Repayment of long-term debt			(9,513)

Net cash provided by financing activities	3,629,753	1,295,000	1,279,862

Net (decrease) increase in cash and cash equivalents	(52,213)	461,004	(183,079)

Cash and cash equivalents at beginning of year	488,872	27,868	210,947

Cash and cash equivalents at end of year	$436,659	$488,872	$27,868
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$285,096	$92,010	$106,574
Supplemental schedule of non-cash investing and financing activities

Issuance of common stock for services rendered	$188,485	$313,394	$32,027
Compensatory element of stock options	$576,281	$25,458	$127,137
Net accrual of dividends on Series A preferred stock	$9,935	$—	$—
Issuance of common stock for assets of NS California	$200,000	$—	$—
Common stock for conversion of convertible debt	$425,000	$—	$—
Common stock issued for debt	$45,000	$565,000	$—

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 1—The Company

NeoStem, Inc. (“NeoStem”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4184 and our website address is www.neostem.com.

NeoStem is in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and are pioneering the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006, we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs.

Prior to the NS California acquisition, the business of the Company was to provide capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run off” of such extended warranties and service contracts.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. This reverse stock split was effective as of August 31, 2006. On June 14, 2007, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between one-for-three and one-for-ten shares in the event it was deemed necessary by the Company’s Board of Directors to be accepted onto a securities exchange. On July 9, 2007, the Board authorized the reverse stock split at a ratio of one-for-ten shares in order to satisfy the listing requirements of the American Stock Exchange, to be effective upon the initial closing of the Company’s public offering in July 2007. All shares and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock splits.

Note 2—Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned subsidiary, NeoStem Therapies, Inc. All intercompany transactions and balances have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents: Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Property and Equipment: The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 5 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes: The Company, in accordance with SFAS 109, “Accounting for Income Taxes”, recognizes (a) the amount of taxes payable or refundable for the current year and, (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns.

Comprehensive income (loss): Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2006, 2005 and 2004 there were no such adjustments required.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2006 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year.

Accounting for Stock Option Compensation: In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this statement are effective for the first interim or annual reporting period that begins after June 15, 2005. The Company has adopted SFAS No. l23(R) effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued during 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option.

Pro Forma Effect of Stock Options: For the years ended December 31, 2005 and 2004, the Company followed Financial Accounting Standards Board Interpretation No. 44, an interpretation of APB Opinion No. 25 and SFAS No. 123 which requires that effective July 1, 2000, all options issued to non-employees after January 12, 2000 be accounted for under the rules of SFAS No. 123.

Assuming the fair market value of the option at the date of grant $15.00 in January 2004, $14.00 in March 2004, $11.10 in May 2004, $11.00 in September and November 2004, $6.00 in February 2005, $5.00 in April and July 2005, $8.00 in September 2005 and $6.00 in December 2005, the life of the options to be from three to ten years, the expected volatility at between 15% and 200%, expected dividends are none, and the risk-free interest rate of approximately 3%, the Company would have recorded compensation expense of $116,146 and $218,597, respectively, for the years ended December 31, 2005 and 2004 as calculated by the Black-Scholes option pricing model. The weighted average fair value per option of options granted during 2005 and 2004 was $6.00 and $11.00, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Proforma net loss and net loss per share would be as follows:

	2005	2004
Net loss as reported	$(1,745,039)	$(1,748,372)
Additional compensation	(116,146)	(218,597)
Adjusted net loss	$(1,861,185)	$(1,966,969)
Net loss per share as reported	$(3.51)	$(5.37)
Adjusted net loss per share	$(3.74)	$(6.04)

Recently Issued Accounting Pronouncements: In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No.155, Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB No. 133 and 140. The purpose of SFAS statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No.155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No.155 is effective for all financial instruments acquired or issued after the beginning of any entity’s first fiscal year beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an Amendment of SFAS No. 140. SFAS No. 156 requires separate recognition of a servicing asset and a servicing liability each time an entity undertakes and obligation to service a financial asset by entering into a servicing contract. This statement also requires that servicing assets and liabilities be initially recorded at fair value and subsequently adjusted to the fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

In July 2006, the FASB interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, was issued regarding accounting for, and disclosure of, uncertain tax positions. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact this interpretation will have on its results of operations and financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157 Fair Value Measurements. This statement defines fair value, establishes a fair value hierarchy to be used in generally accepted accounting principles and expands disclosures about fair value measurements. Although this statement does not require any new fair value measurements, the application could change current practice. The statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement to its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R). This statement requires a company to recognize the funded status of a benefit plan as an asset or a liability in its statement of financial position. In addition, a company is required to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position. The recognition provision of this statement, along with additional disclosure requirements, is effective for fiscal years ending after December 15, 2006, while the measurement date provision is effective for fiscal years ending after December 15, 2008. The Company does not currently have a deferred benefit pension or other post retirement plan.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the Company’s fiscal year ending December 31, 2006. The Company has evaluated the effect of SAB 108 and determined that it did not have a material impact on our consolidated financial statements.

Earnings Per Share: Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented.

Advertising Policy: All expenditures for advertising is charged against operations as incurred.

Revenue Recognition: The Company has initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The company recognizes revenue related to the collection and cryopreservation autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized rateably over the period covered by the advanced payments. The Company also earns revenue, in the form of start up fees, from physicians seeking to establish autologous adult stem cell collection centers. These fees are in consideration of the Company establishing a service territory for the physician. Starts up fees are recognized once the agreement has been signed and the physician has been qualified by the Company’s credentialling committee.

Warranty and service contract reinsurance premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

The Company had sold, via the Internet, through partnerships and directly to consumers, extended warranty service contracts for seven major consumer products. The Company recognizes revenue ratably over the length of the contract. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium and other costs related to the sale are amortized over the life of the contract.

Purchase of Royalty Interests: The Company charges payments for the purchase of future potential royalty interests to expense as paid and will record revenues when royalty payments are received.

Note 3—Acquisition of NS California

On January 19, 2006, the Company consummated the acquisition of the assets of NS California, Inc. (“NS California”) relating to NS California’s business of collecting and storing adult stem cells, issuing 40,000 shares of the Company’s common stock with a value of $200,000. In addition, the Company assumed certain liabilities of NS California’s which totaled $476,972. The underlying physical assets acquired from NS California were valued at $109,123 resulting in the recognition of goodwill in the amount of $558,169. Upon completion of the acquisition the operations of NS California were assumed by the Company and have been reflected in the Statement of Operations since January 19, 2006. Effective with the acquisition, the business of NS California became the principal business of the Company. The Company now intends to provide adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. Presented below is the proforma information as if the acquisition had occurred at the beginning of the years ended December 31, 2006 and 2005, respectively.

	Year Ended December 31,
	2006	2005
Revenue	$45,724	$35,712
Net Income	$(6,078,976)	$(3,113,828)
Net Income per share	$(4.45)	$(6.26)

Note 4—Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2006	2005
Professional fees	$148,255	$173,649
Interest on notes payable	1,919	4,268
Salaries and related taxes	31,003	424,950
Other	60,211	14,329
	$241,388	$617,196

Note 5—Notes Payable

On March 17, 2003, the Company commenced a private placement offering to raise up to $250,000 in 6-month promissory notes in increments of $5,000 bearing interest at 15% per annum. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these promissory notes. The Company raised the full $250,000 through the sale of such promissory notes, resulting in net proceeds to the Company of $225,000, net of offering costs. The notes contain a default provision which raises the interest rate to 20% if the notes are not paid when due. The Company issued $250,000 of these notes. During 2006, $90,000 had been converted into 15,300 shares of the Company’s Common Stock and $160,000 has been repaid.

In August 2004, the Company sold 30 day 20% notes in the amount of $55,000 to two accredited investors to fund current operations. As of December 31, 2006 $30,000 of these notes has been paid and $25,000 converted into 4,250 shares of the Company’s Common Stock. All interest payments have been paid timely.

In December 2004, the Company sold four notes to four accredited investors totaling $100,000 with interest rates that range from 8% to 20%. As of December 31, 2006, $15,000 has been repaid and $85,000 converted into 14,450 shares of the Company’s Common Stock.

In March 2005, the Company sold a 30 day 8% note in the amount of $17,000, in August 2005, an 8% note in the amount of $10,000 and in September 2005, two 8% notes in the amounts of $6,000 and $15,000 to its President and then CEO, totaling $48,000 and were all due on demand. In January 2006, all notes were repaid. The interest on these notes was made timely.

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $220,000. These convertible notes were sold in connection with a subscription agreement between the Company and Westpark Capital, Inc. (“Westpark”). (The convertible notes and warrants sold in December, 2005 and January, 2006 in the transaction in which Westpark Capital, Inc. acted as the placement agent is sometimes referred to here in as the “Westpark Private Placement”) The Company recorded a debt discount associated with the conversion feature in the amount of $83,333, which was charged to interest expense during the year ended December 31, 2006. The debt discount recorded of $83,333 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. As part of the Westpark Private Placement, these Promissory Notes have 4,167 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $12.00 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $6.00 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $18.00 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not made effective by July 31, 2006 and certain additional rights have accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights). In 2005, the Company recorded an expense of $2,573 associated with the warrants as their fair value using the Black Scholes method.

In January 2006, the Company sold an additional $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $223,880 as part of the Westpark Private Placement. The Company recorded a debt discount associated with the conversion feature in the amount of $129,167. For the year ended December 31, 2006, the Company charged $127,932 of the debt discount to interest expense. The debt discount recorded of $129,167 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. These Promissory Notes also have 4,167 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $12.00 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $6.00 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $18.00 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not made effective by July 31, 2006 and as a result certain additional rights accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights). For the year ended December 31, 2006, the Company recorded as interest expense $263,612 associated with the warrants as their fair value using the Black Scholes method.

As mentioned previously, pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement. In the event the Company did not do so, (i) the conversion price of the convertible promissory notes was reduced by 5% each month, subject to a floor of $4.00; (ii) the exercise price of the warrants was reduced by 5% each month, subject to a floor of $10.00 and (iii) the warrants could be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and requested that the investors in the WestPark Private Placement extend the date by which the registration statement is required to be effective until February 28, 2007. In August, 2006 the Company filed with the SEC a registration statement registering the resale by the investors of the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement which was made effective in November, 2006.

In an effort to improve the financial position of the Company, in July 2006, noteholders were offered the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 568 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 1,136 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $12.00 to $8.00; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. This offer was terminated on August 31, 2006. By August 31, 2006 investors owning $237,500 of the $500,000 of convertible promissory notes had agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above and investors holding $162,500 of the $500,000 of convertible promissory notes had agreed to extend the term of the convertible note for an additional four months from the maturity date for consideration described above.

In September 2006, a new offer was extended to the remaining noteholders to convert the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00 and (iii) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor is also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

By December 31, 2006, investors owning $425,000 convertible promissory notes agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above. The Company issued 107,386 shares of Common Stock with a fair value of $692,896. In addition, the Company issued 60,417 warrants with a fair value of $472,741 for Security holders that agreed to an early conversion of their convertible promissory notes. The Company also issued 3,693 shares of Common Stock as consideration for extending the term of the convertible notes, totaling $162,500, for an additional four months with a fair value of $21,023. The fair value of this Common Stock has been accounted for as interest expense. Amounts in excess of the face value of the convertible promissory notes and the fair value of the warrants issued as the result of early conversion have been accounted for as interest expense.

In connection with the NS California acquisition, the Company assumed a 6% note due to Tom Hirose, a former officer of NS California in the amount of $15,812. As of December 31, 2006, $1,313 remains unpaid. Final payment will be made in 2007.

On May 17, 2006, the Company sold an 8% promissory note in the amount of $20,000 due on demand to Robin Smith, the Company’s then Chairman of the Advisory Board. This promissory note was paid off on June 2, 2006.

A summary of notes payable and convertible debentures is as follows:

	January 1, 2006	Proceeds	Repayments/ Conversions	Less: Debt Discounts	December 31, 2006
March 2003 Notes	$80,000	$—	$(80,000)	$—	$—
2004 Notes	55,000		(55,000)		—
2005 Notes	48,000	—	(48,000)		—
Note with Related Party		20,000	(20,000)
Convertible Debentures	166,667	250,000	(212,500)	(129,167)	75,000
Total	$349,667	$270,000	$(415,500)	$(129,167)	$75,000

Note 6—Series A Mandatorily Redeemable Convertible Preferred Stock

The following summarizes the terms of Series A Preferred Stock as more fully set forth in the Certificate of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into common stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. The Series A Preferred Stock is callable by the Company at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of the Company’s common stock exceeds $13.80 per share for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends.

The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stocks may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share.

Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

At December 31, 2005 and 2004, 681,174 shares of Series A Preferred Stock were outstanding, and accrued dividends on these outstanding shares were $528,564 and $480,880, respectively.

The holders of Series A Preferred Stock could convert their Series A Preferred Stock into shares of Common Stock of the Company at a price of $5.20 per share.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permits the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 54,494 shares of Common Stock (eight hundredths (.08) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, at December 31, 2006, all outstanding shares of Series A Preferred Stock were cancelled and converted into Common Stock. Therefore at December 31, 2006 and 2005, there were 0 and 681,171 shares of Series A Preferred Stock outstanding, respectively.

Note 7—Stockholders’ Equity

(a)                                  Series B Convertible Redeemable Preferred Stock:

The total authorized shares of Series B Convertible Redeemable Preferred Stock is 825,000. The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into ten shares of the Company’s common stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the common stock and such stock has ten votes per share and votes as one class with the common stock.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option (but not if such share is called for redemption), exercisable after December 31, 2000, to convert such share into one (1) fully paid and non-assessable share of common stock (the “Conversion Rate”). The Conversion Rate is subject to adjustment as stipulated in the Agreement.

During the year ended December 31, 2000, holders of 805,000 shares of the Series B Preferred Stock converted their shares into 805,000 shares of the Company’s common stock.

At December 31, 2006 and 2005, 10,000 Series B Preferred Shares were issued and outstanding.

(b)                                 Common Stock:

At the July 2005 annual meeting, the stockholders approved an amendment increasing the authorized common stock to 500 million shares from 250 million shares.

In February 2005, the $100,000 convertible note sold to the Company’s former COO was converted into 19,608 shares of the Company’s common stock.

For the twelve months ended December 31, 2005, the Company issued 1,750 shares of its common stock to its investor relations firms for services. The fair value of these shares was $10,208, which was charged to operations.

For the twelve months ended December 31, 2005, the Company issued 30,807 shares of its common stock to its officers, directors and employees for services in lieu of salary. The fair value of these shares was $119,686, which was charged to operations.

In 2005, the Company issued 125,928 shares of its common stock to accredited investors resulting in net proceeds to the Company of $872,000.

In July 2005, the Company granted 30,000 shares of its common stock to its President and CEO. These shares vest 10,000 immediately and 10,000 on each of the next two anniversary dates. On June 2, 2006 the Company accelerated the vesting dates of this stock grant pursuant to a letter agreement outlined in Note 11 of these financial statements. The fair value of these shares was $120,000, which was charged to expense.

In September 2005, the Company granted 5,000 shares of its common stock to an Advisory Board member. The fair value of these shares was $40,000 which was charged to expense.

In October 2005, the Company issued 500 shares to the Hospital for Joint Diseases in exchange for advertising in an event journal. The fair value of these shares was $3,500, which was charged to expense.

On November 30, 2005, $445,000 of debt was converted into the Company’s common stock at .17 shares for each one dollar of debt resulting in 75,650 shares being issued. On December 30, 2005, an additional $20,000 of debt was converted into 3,400 shares of the Company’s common stock.

On December 30, 2005, the Company issued 2,500 shares of its common stock to WestPark Capital, Inc. as additional compensation for the sale of the convertible debentures. The fair value of these shares was $20,000, which was charged to expense.

In January 2006, the Company issued 7,650 shares of its common stock in exchange for $45,000 of notes payable. In addition, the Company issued 2,500 shares of its Common Stock to Westpark as additional compensation for its role as placement agent in the Westpark Private Placement. The fair value of these shares was $22,750 which was charged to expense.

In January 2006, in connection with the acquisition of certain assets of NS California, the Company issued 20,000 shares of its common stock to NS California. An additional 20,000 shares of the Company’s Common stock are being held in escrow pending any potential claims that may be made in connection with the NS California transaction to be released one year from the closing less any shares reclaimed due to amounts paid in cash in lieu of stock. The Company issued 10,000 additional shares of its common stock in escrow pending the approval of the license for the laboratory used for the collection of stem cells. The agreement calls for 167 shares to be forfeited each day the license is not obtained past February 15, 2006, with a maximum of 10,000 shares of common stock subject to forfeiture. The license was obtained in May, 2006 and therefore the Company has notified NS California of the requirement that the 10,000 shares be forfeited to the Company. Subsequent to the closing of the NS California transaction, the Company issued 20,122 shares of its Common stock in payment of certain obligations assumed by the Company.

In certain cases, the Company issued shares with a fair market value on the date of issuance of $98,600 which was greater than the debt being paid and therefore recorded additional expense of $28,344.

In March 2006, the Company sold 6,023 shares of its common stock to five accredited investors at a per share price of $4.40 resulting in net proceeds to the Company of $26,500.

In April and May 2006 the Company sold 35,132 shares of its common stock to eleven accredited investors at a per share price of $4.40 resulting in net proceeds to the Company of $154,600.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company is paying to Duncan a monthly retainer fee of $7,500, 50% of which may be paid by the Company in shares of its Common stock valued at fair market value and reimbursing it for its reasonable out-of-pocket expenses in an amount not to exceed $12,000. Pursuant to the advisory agreement, Duncan also agreed, subject to certain conditions, that it or one of its affiliated entities would act as lead investor in a proposed private placement (the “Duncan Private Placement”) of shares of common stock and warrants to purchase shares of common stock in an amount that is not less than $2,000,000 or greater than $3,000,000. In consideration for such role, Duncan received a fee of $200,000 in cash and 24,000 shares of restricted common stock. On June 2, 2006 , pursuant to the Duncan Private Placement, the Company sold 472,500 shares of its common stock to seventeen accredited investors at a per share price of $4.40 resulting in gross proceeds of $2,079,000. In connection with this transaction, the Company issued 236,250 common stock purchase warrants to these seventeen investors. These common stock purchase warrants have a term of 5 years and exercise price of $8.00 per share. From the proceeds of sale of Common stock a fee of $200,000 was paid to Duncan and 24,000 Common stock shares were issued to Duncan. In addition, Dr. Robin Smith was paid $100,000 and 10,000 common stock shares were issued to her in connection with an Advisory Agreement dated September 14, 2005 as amended by the Supplement to Advisory Agreement dated January 18, 2006 and Dr. Smith’s employment agreement with the Company dated June 2, 2006.

On June 2, 2006 certain employees and members of senior management agreed to take common stock as the net pay on $278,653 of unpaid salary that dated back to 2005. This resulted in the issuances of 37,998 shares of common stock, valued at $167,192, or $4.40 per share, the balance of the unpaid salary was used to pay the withholding taxes which are associated with those earnings.

On June 2, 2006 Dr. Robin Smith was appointed Chairman and CEO of the Company. In connection with Dr. Smith’s appointment 20,000 shares of common stock were issued to Dr. Smith valued at $88,000 which was reflected as compensation expense in the year ended December 31, 2006. In addition, Dr. Smith was granted common stock options to purchase 54,000 shares of the Company’s common stock, which 30,000 option shares vested immediately, 12,000 option shares vest on the first anniversary of the effective date and 12,000 option shares vest on the second anniversary of the effective date. The exercise price of the options are (i) $5.30 as to the first 10,000 option shares, (ii) $8.00 as to the second 10,000 option shares, (iii) $10.00 as to the third 10,000 option shares, (iv) $16.00 as to the next 12,000 option shares, and (v) $25.00 as to the balance.

In July and August 2006, the Company sold an aggregate of 397,727 shares of common stock to 34 accredited investors at a per share price of $4.40 resulting in gross proceeds to the company of $1,750,000. In connection with this transaction, the Company issued 198,864 common stock purchase warrants with a term of five years and per share exercise price of $8.00.

In July and August 2006, the Company issued an aggregate of 8,341 shares of common stock in conversion of an aggregate of $40,657 in accounts payable owed to certain vendors. The per share conversion price ranged from $4.40 to $5.60.

In August 2006, the Company issued 4,167 shares of common stock to a service provider in payment for services rendered equal to $25,000, at a per share price of $6.00.

In August 2006, the Company issued 5,871 shares of common stock to service providers in payment for services rendered equal to $33,949. The per share price ranged from $5.30 to $6.00.

In July and August 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 53,977 shares of common stock at a per share price of $5.10 and 10,795 shares of common stock as consideration for early conversion of such notes with a per share price of $5.10.

In July 2006, in connection with the offer to noteholders for the extension of due dates of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 3,693 shares of common stock with a per share price of $5.70.

In September 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 28,409 shares of common stock with a per share price of $8.20.

In October 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 14,204 shares of common stock with a per share price of $9.10.

On October 1, 2006, the Company issued to its investor relations consultant 3,400 shares of common stock pursuant to the terms of a Consulting Agreement entered into as of October 1, 2006.

In November 2006, the Company issued restricted stock grants, under the 2003 Equity Participation Plan, to two members of the Board of Directors, totaling 60,000 shares of restricted common stock with a per share price of $7.00. These shares vest as follows: one-third vesting upon grant and one-third on the first and second anniversaries of the grant dates. At December 31, 2006 the Company has recognized $163,334 as director fees and the remaining $256,666 of unearned value will be recognized ratably over the remaining vesting periods.

In December 2006, the Company issued 1,042 shares to a service provider in payment for services rendered equal to $6,250, at a per share price of $6.00.

In December 2006, the Company issued a restricted stock grant, under the 2003 Equity Participation Plan, to an officer, totaling 30,000 shares of restricted common stock with a per share price of $6.00. These shares vest as follows: 10,000 shares vesting upon grant and the remainder upon the company achieving certain milestones. At December 31, 2006 the Company has recognized $65,000 as compensation expense and the remaining $115,000 of unearned value will be recognized ratably over the remaining vesting periods.

In December 2006, the Company issued stock grants, under the 2003 Equity Participation Plan, to three members of management, totaling 20,000 shares of Common stock with a per share price of $6.00. At December 31, 2006 the Company recognized $120,000 as compensation expense.

(c)                                  Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company. A total of 622,139 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2006 at prices ranging from $5.00 to $12.00 and expiring through June 2011.

In connection with the September 2003 equity private placement, the Company issued a 5 year warrant to purchase 2,825 shares of its common stock at an exercise price of $12.00 per share to its retained placement agent, Robert M. Cohen & Company. The warrant contains piggyback registration rights.

From August 2004 through January 20, 2005, the Company issued three year warrants to purchase a total of 1,500 shares of its Common stock at $5.00 per share to Consulting For Strategic Growth, Ltd., the Company’s investor relations firm.

On September 14, 2005, the Company issued 2,400 Common stock purchase warrants to its then Chairman of its Advisory Board, Dr. Robin Smith. These warrants were scheduled to vest at the rate of 200 per month beginning with September 14, 2005. The vesting of these warrants was accelerated so that they became immediately vested on June 2, 2006 pursuant to Dr. Smith’s employment agreement. Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $8.00 per share. The warrant expires three years from issuance.

In December 2005 and January 2006, the Company issued an aggregate of 91,668 Common stock purchase warrants to the investors and placement agent. Each warrant entitles the holder to purchase one share of common stock at a price of $12.00 per share for a period of three years.

In March 2006, the Company issued 1,200 Common stock purchase warrants to Healthways Communications, Inc., the Company’s marketing consultants. These warrants vest 200 per month beginning March 2006 and entitle the holder to purchase one share of common stock at a price of $10.00 per share for a period of three years. In 2006, the Healthways Communications, Inc. agreement was terminated and 400 common stock purchase warrants issued to Healthways Communications, Inc. were cancelled.

On June 2, 2006, pursuant to the Duncan Private Placement, the Company sold 472,500 shares of its common stock to seventeen accredited investors at a per share price of $4.40 resulting in gross proceeds of $2,079,000, In connection with this transaction the company issued 236,250 common stock purchase warrants to these seventeen investors. These common stock purchase warrants have a term of 5 years and exercise price of $8.00 per share. The Company’s warrants provide for certain registration rights and certain penalties if such registration is not achieved within 150 days of the initial closing of the Duncan Private Placement. In August 2006, the Company filed with the SEC a registration statement registering the resale by the investors of the Duncan Private Placement of the shares of common stock underlying the warrants sold in the Duncan Private Placement.

In July and August 2006, the Company sold an aggregate of 397,727 shares of common stock to 34 accredited investors at a per share price of $4.40 resulting in gross proceeds to the Company of $1,750,000. In connection with this transaction, the Company issued 198,864 common stock purchase warrants with a term of five years and per share exercise price of $8.00.

In July and August 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 39,583 warrants. These common stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In August 2006, the Company issued warrants to purchase an aggregate of 17,000 shares of common stock at $8.00 per share to four persons under advisory agreements. Such warrants are each exercisable for five years from the date of issue.

In September, 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 20,833 warrants. These common stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In October 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 10,417 warrants. These common stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

(d)                                 Options:

The Company’s Equity Participation Plan (the “Plan”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 50,000,000 shares of common stock as stock compensation. All stock options under the Equity Participation Plan are generally granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

Effective January 1, 2006, the Company’s Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

As a result of the adoption of FAS 123 (R), the Company’s results for the twelve month period ended December 31, 2006 include share-based compensation expense totaling $560,465. Such amounts have been included in the consolidated statements of operations within general and administrative expenses. Stock compensation expense recorded under APB No. 25 in the consolidated statements of operations for the year ended December 31, 2005 and 2004 totaled $0.

Stock option compensation expense in 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for entire portion of the award.

The weighted average estimated fair value of stock options granted in the year ended December 31, 2006 was $6.30. The weighted average estimated fair value of stock options granted in year ended December 31, 2005 was $5.00. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2006, the Company took into consideration the guidance under SFAS 123(R) and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Expected term (in years)	10	10
Expected volatility	168% - 205%	200%
Expected dividend yield	0%	0%
Risk-free interest rate	5.00%	4.50%

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2003	37,000	$3.00 - $18.00	$5.00
Granted	29,850	10.00 - 15.00	$13.00
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2004	66,850	3.00 - 18.00	$8.00
Granted	112,000	5.00 - 10.00	$6.00
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2005	178,850	3.00 - 18.00	$7.00
Granted	270,750	4.40 - 25.00	$7.60
Exercised	—	—	—
Expired	—	—	—
Cancelled	(5,000)	—	$6.00
Balance at December 31, 2006	444,600	$3.00 - $25.00	$7.30	8.99	$643,410
Vested and Exercisable at December 31, 2006	233,017		$6.90	8.32	$354,452

(1)—All options are exercisable for a period of ten years.

Options exercisable at December 31, 2004 - 61,850 at a weighted average exercise price of $7.00

Options exercisable at December 31, 2005 - 120,850 at a weighted average exercise price of $7.00

Options exercisable at December 31, 2006 - 233,017 at a weighted average exercise price of $6.90

Exercise Price	Number Outstanding December 31, 2006	Weighted Average Remaining Contractual Life (years)	Number Exercisable December 31, 2006
$3.00 to $7.40	347,500	9.05	173,917
$7.40 to $11.80	56,000	9.03	42,000
$11.80 to $16.20	26,100	8.16	14,100
$16.20 to $20.60	3,000	6.70	3,000
$20.60 to $25.00	12,000	9.43	—
	444,600		233,017

Options are usually granted at an exercise price at least equal to the fair value of the common stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company.

As of December 31, 2006, there was approximately $1,322,000 of total unrecognized compensation costs related to unvested stock option awards which are expected to vest over a weighted average life of 1.9 years.

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2005	58,000	$5.00
Issued	270,750	$6.30
Canceled	(5,000)	$5.00
Vested	112,167	$5.10
Non-Vested at December 31, 2006	211,583	$6.20

The total value of shares vested during the year ended December 31, 2006 was $576,000.

On June 2, 2006 the Company accelerated the vesting dates of 52,500 stock options granted to certain officers and senior staff of the Company. The Company also adopted an Executive Officer Compensation Plan, effective as of June 2, 2006, in connection with a purchase agreement for the sale of 472,500 shares of the Company’s Common Stock to seventeen accredited investors, with and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provide for a reduction by 25% in base salary for each officer and the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones.

In 2006, the company recorded $576,000, as the prorated compensation expense relating to 58,000 unvested stock options outstanding at 12/31/2005 and 113,250 stock options issued in 2006 (in 2006 the Company issued 270,750 stock options however 157,500 vest based on accomplishment of various business milestones, which were not accomplished by 12/31/2006, and will not be valued for compensation purposes until such milestones are accomplished).

Note 8—Income Taxes

Net deferred tax assets consisted of the following as of December 31:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$5,427,000	$3,807,000
Depreciation and amortization	5,000	—
Stock option compensation	191,000	87,000
Non-employee equity compensation	318,000	—
Deferred revenue	1,000	9,000
Deferred legal and other fees	30,000	—
Deferred tax assets	5,972,000	3,903,000
Deferred tax liabilities:
Stock option compensation	(63,000)	—
Deferred tax liability	(63,000)	—
Net deferred tax assets	5,909,000	3,903,000
Net deferred tax asset valuation allowance	(5,909,000)	(3,903,000)
	$—	$—

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	2006	2005	2004
Federal tax benefit at statutory rate	(34.0)%	(34.0)%	(34.0)%
Change in valuation allowance	34.0%	34.0%	34.0%
Provision for income taxes	0.00%	0.00%	0.00%

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Upon receipt of the proceeds from the last foreign purchasers of the Company’s common stock in January 2000, common stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2006, the Company had net operating loss carryforwards of approximately $15,963,000. Included in the net operating loss carryforward is approximately $2,121,000 that has been limited by the ownership change. The tax loss carryforwards expire at various dates through 2026. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

Note 9—Segment Information

Until April 30, 2001, the Company operated in two segments; as a reinsuror and as a seller of extended warranty service contracts through the Internet. The reinsurance segment has been discontinued and the Company’s remaining revenues are derived from the run-off of its sale of extended warranties and service contracts via the Internet. Additionally, the Company established a new business in the banking of adult autologous stem cells sector. The Company’s operations are conducted entirely in the U.S. Although the Company has realized minimal revenue from the banking of adult autologous stem cells, the Company will be operating in two segments until the “run-off” is completed.

Note 10—Related Party Transactions

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable, initially over a period of two years in biweekly installments of $4,807.69 commencing on April 7, 2006, except that the first payment was in the amount of $9,615.38. In July, 2006 this agreement was amended to call for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agreed to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. At December 31, 2006, $149,439 was due Mr. Aholt pursuant to the terms of the Settlement Agreement.

Note 11—Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board and monthly perquisites that total approximately $2,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with the Company, as supplemented, was terminated, except that (i) the vesting of the warrant to purchase 2,400 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 10,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the June 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded 20,000 shares of Common Stock of the Company, under the Company’s 2003 Equity Participation Plan, and options to purchase 54,000 shares of Common Stock, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company’s 2003 Equity Participation Plan would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect.

As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under the Company’s 2003 Equity Participation Plan to purchase 55,000 shares of the Common Stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) medical insurance for a one year period; and (iii) have certain options vest. Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have certain options vest. Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family medical insurance for the applicable term; and (ii) have certain options vest.

Upon a change in control of the Company, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) medical insurance for a one year period; and (iv) have certain options vest.

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by the Company or Mr. Weinreb. Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 30,000 shares of common stock, 10,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment.

Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by the Company) into 16,573 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions: (i) the remaining vesting of the option shares which was scheduled to vest as to 10,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement; and (ii) a restricted stock grant of 20,000 shares of Common Stock which were also scheduled to vest as to 10,000 shares on each of July 20, 2006 and July 20, 2007, was similarly accelerated.

On January 26, 2007, the Company entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb’s employment agreement dated as of August 12, 2005 was supplemented with new terms which provide that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb’s base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement); (b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the Company achieving certain business milestones; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 10,000 shares of Common Stock at $6.00 per share, previously granted to

Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. Other than as set forth therein, Mr. Weinreb’s original employment agreement and all amendments thereto remain in full force and effect.

Pursuant to the amendments to Mr. Weinreb’s employment agreement in August 2005, in the event of termination of Mr. Weinreb’s employment by the Company without cause (except for certain instances of disability), Mr. Weinreb was entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year, and to be reimbursed for disability insurance for Mr. Weinreb and for medical and dental insurance for Mr. Weinreb and his family for the remainder of the term (through December 31, 2008). Per Mr. Weinreb’s January 26, 2007 letter agreement with the Company, in the event of termination of his employment, severance will instead be paid in equal installments over a 12 month period in accordance with the payroll policies and practices of the Company. The January 2007 agreement is in effect until the Company achieves certain adult stem cell collection, revenue or financing milestones, or until the Compensation Committee of the Board of Directors determines to terminate the agreement. Mr. Weinreb’s original employment agreement provides that in the event of certain instances of disability, Mr. Weinreb is entitled to receive his base salary for three months followed by half his base salary for another three months.

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as the Company’s Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 1,500 shares of Common Stock pursuant to the Company’s 2003 Equity Participation Plan, with an exercise price equal to $10.00 per share. The option was to vest and become exercisable as to 500 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company’s 2003 Equity Participation Plan and the Company’s Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 6,097 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 8,500 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, the Company entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel. This agreement supersedes Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008. In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of certain milestones and shall also be eligible for additional cash bonuses in certain circumstances, in each case as may be approved by the Compensation Committee of the Board of Directors.

Ms. Vaczy is also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

Pursuant to Ms. Vaczy’s amended employment agreement dated January 26, 2007, in the event Ms. Vaczy’s employment is terminated prior to the end of the term (December 31, 2008), for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to $187,500 in the event the employment termination date is during 2007 and $215,700 in the event the employment termination date is during 2008, paid in accordance with the Company’s standard payroll practices for executives. In no event will such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May was to be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, and was entitled to participate in the Company’s benefit plans and perquisites generally available to other executives. Mr. May was granted, on his commencement date, an employee stock option under the Company’s 2003 Equity Participation Plan to purchase 1,500 shares of the Company’s Common Stock at a per share purchase price equal to $5.00, the closing price of the Common Stock on the commencement date, which was scheduled to vest as to 500 shares of Common Stock on the first, second and third anniversaries of the commencement date. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company in which he agreed to convert $12,692 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 1,731 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. May further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 1,500 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Mr. May, pursuant to which Mr. May’s employment agreement dated as of January 19, 2006 was supplemented with new terms to provide that: (a) upon the first closings in the January 2007 private placement, Mr. May’s base salary would be paid at the annual rate of $132,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his original employment agreement); and (b) any bonus would only be paid upon approval by the Compensation Committee of the Board of Directors. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, at the discretion of the Compensation Committee of the Board of Directors or at such time as Mr. May is no longer the Company’s Chief Financial Officer. Other than as set forth therein, Mr. May’s original employment agreement and all amendments thereto remain in full force and effect.

Under Mr. May’s original employment agreement, upon termination of Mr. May’s employment by the Company for any reason except a termination for cause, Mr. May is entitled to receive severance payments equal to one year’s salary, paid according to the same timing of salary as he is then receiving. No severance payments shall be made unless and until Mr. May executes and delivers to the Company a release of all claims against the Company. No other payments are to be made, or benefits provided, except as otherwise required by law.

On August 12, 2004 (“Commencement Date”) the Company and Dr. Wayne A. Marasco, then a Company Director, entered into a Letter Agreement appointing Dr. Marasco as the Company’s Senior Scientific Advisor. Dr. Marasco will be responsible for assisting the Company in reviewing and evaluating business, scientific and medical opportunities, and for other discussions and meetings that may arise during the normal course of the Company conducting business. For his services, during a three year period (“Term”), Dr. Marasco shall be entitled to annual cash compensation of $84,000 with increases each year of the Term and an additional cash compensation based on a percentage of collected revenues derived from the Company’s royalty or revenue sharing agreements. Although the annual cash compensation and additional cash compensation stated above shall begin to accrue as of the Commencement Date, Dr. Marasco will not be entitled to receive any such amounts until the Company raises $1,500,000 in additional equity financing after the Commencement Date. In addition, Dr. Marasco was granted an option, fully vested, to purchase 6,750 shares of the Company’s common stock at an exercise price of $10.00 per share. The shares will be subject to a one year lockup as of the date of grant. The exercise period will be ten years, and the grant will otherwise be in accordance with the Company’s 2003 Equity Participation Plan and Non-Qualified Stock Option Grant Agreement.

In July 2005, Dr. Marasco’s letter agreement with the Company dated August 12, 2004 was amended to (a) extend the term of the letter agreement from August 2007 to August 2008; (b) provide for an annual salary of $110,000, $125,000 and $150,000 for the years ended August 2006, 2007 and 2008, payable in each such year during the term; (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term, commencing in January 2006; (d) eliminate Dr. Marasco’s right under his existing letter agreement to receive 5% of all collected revenues derived from the Company’s royalty or other revenue sharing agreements (which right is subject to the limitation that the amount of such additional cash compensation and Dr. Marasco’s annual salary do not exceed, in the aggregate, $200,000 per year); and (e) permit Dr. Marasco to begin receiving all accrued but unpaid cash compensation under his letter agreement upon the Company’s consummation of any financing, whether equity or otherwise, pursuant to which the Company raises $1,500,000.

On January 29, 2007 the Company entered into two new agreements with Dr. Marasco pursuant to which he serves as the Chairman of the Company’s Scientific Advisory Board and as a Consultant. As compensation for serving as the Chairman of the Company’s Scientific Advisory Board pursuant to his January 2007 Scientific Advisory Board Agreement, upon the execution of the agreement Dr. Marasco received a grant of 5,000 shares (the “Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) which were fully vested upon grant. In addition, upon the execution of the agreement an option was issued to Dr. Marasco under the EPP to purchase 10,000 additional shares (the “Option Shares”), which option is exercisable at a per share exercise price of $6.00 per share (the fair market value of a share of Common Stock on the date of grant), and which shall vest and become exercisable as to one-half of the Option Shares on 12/31/07 and the other one-half on 12/31/08 (each, a “Vesting Date”); provided that on each Vesting Date the Dr. Marasco continues to be providing services as an Advisor on the Company’s Scientific Advisory Board and shall otherwise be subject to all of the terms of the EPP. However, if Dr. Marasco is terminated without “cause” (as defined in the EPP) prior to the end of this Agreement, all options to purchase shares shall vest immediately. This Agreement provides for a three year term commencing January 29, 2007, which may be terminated earlier by either party on 60 days’ prior written notice or immediately for cause.

As compensation for serving as a Consultant to the Company pursuant to his January 2007 Consulting Agreement, Dr. Marasco shall be paid an annual fee of $125,000 payable in equal monthly installments on the last day of each month during the term of the Agreement. Effective as of January 29, 2008, Dr. Marasco’s annual fee shall be increased to $145,000. Dr. Marasco shall be eligible to receive a bonus of $15,000 during the year ending 12/31/07 and up to a maximum of $30,000 during the year ending 12/31/08 based upon mutually agreed upon goals such as submission of grants, academic affiliations and alliances, patents, etc. The Consulting Agreement provides for a term commencing January 29, 2007 and ending December 31, 2008, which may be terminated earlier by either party on 30 days’ prior written notice; provided, that in the event such termination is by the Company without “cause” (as such term is defined in the EPP), Dr. Marasco is entitled to receive a severance payment equal to one year’s fees, paid at the same level as he is then receiving and in accordance with the Company’s then standard payroll practices; provided that in no event shall such payment exceed the aggregate amount of payments remaining for the term of the Agreement.

As additional compensation for his services as a Consultant, Dr. Marasco was issued a grant of 4,000 shares (the “Shares”) of the common stock which were fully vested upon grant. In addition, Dr. Marasco was issued upon the execution of the agreement an option under the EPP to purchase 8,000 additional shares (the “Option Shares”), which option is exercisable at a per share exercise price of $6.00 (the fair market value of a share of Common Stock on the date of grant), and which shall vest and become exercisable as to one-half of the Option Shares on 12/31/07 and the other one-half on 12/31/08 (each, a “Vesting Date”); provided that on each Vesting Date Dr. Marasco continues to be providing services as a Consultant and shall otherwise be subject to all of the terms of the EPP, except if Dr. Marasco is terminated without “cause” (as such term is defined in the EPP), all such options shall vest immediately.

On February 21, 2003 the Company began leasing office space in Melville, New York at an original annual rental of $18,000. The lease was renewed through March 2007 with an annual rental of approximately $22,800. This lease was terminated effective October 1, 2006 which resulted in the loss of the security deposit of $3,000 tendered when the lease was originally signed. Rent expense for this office approximated $20,400, $28,900 and $24,900 for the years ended December 31, 2006, 2005 and 2004, respectively.

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. This space is subleased from an affiliate of Duncan Capital Group LLC (a financial advisor to and investor in the Company) and DCI Master LDC (the lead investor in the Company’s June 2006 private placement). Pursuant to the terms of the Agreement, the Company will pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month. The Company believes this space should be sufficient for its needs in the short term but anticipates that we will require additional facilities as we expand. In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continues to occupy the space on a month-to-month basis. This space will be sufficient for the Company’s needs in the short term but we anticipate that we will require additional facilities as we expand. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687, and we plan to continue this arrangement to fill our need for office space in California. Rent for these facilities, for the twelve months ended December 31, 2006, was approximately $79,000.

On April 22, 2004, the Company entered into an agreement with an advisor in connection with its amended private placement to provide assistance in finding qualified investors. The agreement calls for the payment of 10% of the funds raised by the Company as a direct result of introductions made by the advisor. In addition, the Company is obligated to pay a 2% non-accountable expense allowance on all funds received that are subject to the 10% payment. For the years ended December 31, 2006, 2005 and 2004, the Company paid a total of $0, $0 and $21,000, respectively, under this agreement.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. “(PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provides for PSI to pay the Company a percentage of the revenue received from the sale of certain specified products or licensing activity. The Company is providing capital and guidance to PSI to conduct a proof of concept study to improve an existing therapeutic protein with the goal of validating the bioshielding technology for further development and licensing the technology. During the year ended December 31, 2004, the Company paid $640,000 as specified in the agreement which brought the total paid since the inception of the agreement to $720,000. The agreement also calls for the Company to pay on behalf of PSI $280,000 of certain expenses relating to testing of the bioshielding concept. During the years ended December 31, 2006, 2005 and 2004, the Company paid $0, $0 and $85,324, respectively, of such expenses and does not anticipate any further activity pursuant to the PSI agreement.

Note 12—Subsequent Events

In January 2007, the Company issued 12,000 shares of Common Stock to its intellectual property acquisition consultant, vesting as to 1,000 shares per month commencing January 2007. In February 2007, the term of the Company’s financial advisory agreement with Duncan Capital Group LLC was extended through December 2007, and the Company issued to Duncan 150,000 shares of Common Stock as an advisory fee payment pursuant to the terms of the agreement. In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share. The Company issued an aggregate of 500,000 shares of Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and is entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven year warrants to purchase 34,355 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share. The net proceeds of this offering was approximately $2,301,000.

In February 2007, the Company issued 30,000 shares of its Common Stock to a financial advisor in connection with a commitment for the placement of up to $3,000,000 of the Company’s preferred stock.

In March 2007, the Company engaged Trilogy Capital Partners, Inc. (“Trilogy”) as a marketing and investor relations consultant. The agreement is for a 12 month period, terminable by either party after six months upon 30 days’ notice, at a monthly fee of $10,000 plus reimbursement of certain budgeted or approved marketing expenses. Pursuant to this agreement, the Company issued to Trilogy warrants to purchase 150,000 shares of its Common Stock at a purchase price of $4.70 per share. Such warrants vest over a 12 month period at a rate of 12,500 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010.

NEOSTEM, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,058,898	$436,659
Accounts receivable	47,933	9,050
Prepaid expenses and other current assets	140,774	82,451

Total current assets	1,247,605	528,160
Property and equipment, net	97,169	96,145
Goodwill	558,169	558,169
Other assets	10,625	12,500

	$1,913,568	$1,194,974
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$196,035	$372,348
Accrued liabilities	85,192	241,388
Note payable, due related party—current portion	118,189	125,000
Notes payable	98,571	1,313
Unearned revenues	525	2,420
Convertible debentures	—	75,000
Capitalized lease obligations—current portion	21,890	20,829
Total current liabilities	520,402	838,298

Note payable, due related party—long-term portion	—	24,439

Capitalized lease obligations	32,583	40,132

Total Liabilities	552,985	902,869

Stockholders’ Equity:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value 10 shares of common stock per share; $0.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares	100	100

Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 2,646,419 shares at March 31, 2007 and 2,078,124 shares at December 31, 2006	2,646	2,078
Additional paid-in capital	23,931,977	20,968,358
Unearned compensation	(451,040)	(371,666)
Accumulated deficit	(22,123,100)	(20,306,765)

Total stockholders’ equity	1,360,583	292,105

	$1,913,568	$1,194,974

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$55,895	$6,262

Direct costs	1,253	4,467

Gross profit	54,642	1,795

Selling, general and administrative	1,873,097	939,234

Operating loss	(1,818,455)	(937,439)

Other income (expense):
Interest income	12,350	539
Interest expense	(10,230)	(192,610)
Interest expense—Series A mandatorily redeemable convertible preferred stock	—	(9,934)

Net loss	$(1,816,335)	$(1,139,444)

Net loss per common share	$(.73)	$(1.51)

Weighted average common shares outstanding	2,471,653	755,815

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(1,816,335)	$(1,139,444)

Adjustments to reconcile net loss to net cash used in operating activities:

Common shares issued and stock options granted for services rendered and interest expense	567,335	220,766
Depreciation	9,691	5,627
Amortization of debt discount	—	65,862
Series A mandatorily redeemable convertible preferred stock dividends	—	9,934
Deferred acquisition costs	1,253	4,467
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(57,700)	(144,852)
Accounts receivable	(38,883)	-
Unearned revenues	(1,895)	(6,262)
Accounts payable, accrued expenses,and other current liabilities	(363,760)	156,180

Net cash used in operating activities	(1,700,294)	(827,722)

Cash flows from investing activities:
Acquisition property and equipment	(10,716)	—

Net cash used in investing activities	(10,716)	—

Cash flows from financing activities:
Net proceeds from issuance of common stock	2,317,478	26,500
Proceeds from advances on notes payable	138,232	180,397
Payments of capitalized lease obligations	(6,489)	(5,980)
Proceeds from sale of convertible debentures	—	250,000
Repayments of notes payable	(115,972)	(83,000)

Net cash provided by financing activities	2,333,249	367,917

Net increase/(decrease) in cash and cash equivalents	622,239	(459,805)

Cash and cash equivalents at beginning of period	436,659	488,872

Cash and cash equivalents at end of period	$1,058,898	$29,067

	Three Months Ended March 31,
	2007	2006
Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest	$10,230	$4,679

Supplemental Schedule of Non-cash Financing Activities:
Net accrual of dividends on Series A preferred stock	—	9,934
Issuance of common stock for capital commitment	165,000	—
Issuance of restricted common stock for services	43,125	—
Issuance of common stock for services rendered	13,637	25,150
Issuance of common stock for compensation	53,910	—
Issuance of warrants for services	35,575	875
Compensatory element of stock options	205,817	52,022

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Company

NeoStem, Inc. (“NeoStem”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc.

NeoStem is in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs.

Prior to the NS California acquisition, the business of the Company was to provide capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. From June, 2002 to March, 2007 the Company was engaged in the “run off” of such extended warranties and service contracts. As of March 31, 2007 the recognition of revenue from the sale of extended warranties and service contracts was completed.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. This reverse stock split was effective as of August 31, 2006. On June 14, 2007, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between one-for-three and one-for-ten shares in the event it was deemed necessary by the Company’s Board of Directors to be accepted onto a securities exchange. On July 9, 2007, the Board authorized the reverse stock split at a ratio of one-for-ten shares in order to satisfy the listing requirements of the American Stock Exchange, to be effective upon the initial closing of the Company’s public offering in July 2007. All shares and per share amounts in the accompanying unaudited consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock splits.

Note 2—Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2007 and December 31, 2006, the results of operations for the three months ended March 31, 2007 and 2006 and the cash flows for the three months ended March 31, 2007 and 2006. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.

The December 31, 2006 consolidated balance sheet has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K.

Revenue Recognition:   The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees are recognized ratably over the period covered by the advanced payments. The Company also earns revenue, in the form of start up fees, from physicians seeking to establish autologous adult stem cell collection centers. These fees are in consideration of the Company establishing a service territory for the physician. Start up fees are recognized once the agreement has been signed and the physician has been qualified by the Company’s accreditation committee.

The Company had sold, via the Internet, through partnerships and directly to consumers, extended warranty service contracts for seven major consumer products. The Company recognizes revenue ratably over the length of the contract. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium and other costs related to the sale are amortized over the life of the contract.

Recently Issued Accounting Pronouncements:

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 expands the scope of specific types of assets and liabilities that an entity may carry at fair value on its statement of financial position, and offers an irrevocable option to record the vast majority of financial assets and liabilities at fair value, with changes in fair value recorded in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any; SFAS No. 159 will have on its financial statements.

Note 3—Acquisition of NS California

On January 19, 2006, the Company consummated the acquisition of the assets of NS California, Inc. (“NS California”) relating to NS California ‘s business of collecting and storing adult stem cells, issuing 40,000 shares of the Company’s common stock with a value of $200,000. In addition, the Company assumed certain liabilities of NS California’s which totaled $476,972. The underlying physical assets acquired from NS California were valued at $109,123 resulting in the recognition of goodwill in the amount of $558,169. Upon completion of the acquisition the operations of NS California were assumed by the Company and have been reflected in the Consolidated Statement of Operations since January 19, 2006. Effective with the acquisition, the business of NS California became the principal business of the Company.

Note 4—Notes Payable

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $220,000. These convertible notes were sold in connection with a subscription agreement between the Company and certain investors and the placement agent was WestPark Capital, Inc. (“WestPark”). (The convertible notes and warrants sold in December, 2005 and January, 2006 in the transaction in which WestPark Capital, Inc. acted as the placement agent is sometimes referred to here in as the “WestPark Private Placement”) The Company recorded a debt discount associated with the conversion feature in the amount of $83,333, which was charged to interest expense during the year ended December 31, 2006. The debt discount recorded of

$83,333 did not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which was $250,000. As part of the WestPark Private Placement, these Promissory Notes had 4,167 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $12.00 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $6.00 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $18.00 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not made effective by July 31, 2006 and certain additional rights have accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights). In 2005, the Company recorded an expense of $2,573 associated with the warrants as their fair value using the Black Scholes method.

In January 2006, the Company sold an additional $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $223,880 as part of the WestPark Private Placement. The Company recorded a debt discount associated with the conversion feature in the amount of $129,167. For the year ended December 31, 2006, the Company charged $127,932 of the debt discount to interest expense. The debt discount recorded of $129,167 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which was $250,000. These Promissory Notes also had 4,167 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $12.00 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $6.00 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $18.00 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not made effective by July 31, 2006 and as a result certain additional rights accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights). For the year ended December 31, 2006, the Company recorded as interest expense $263,612 associated with the warrants as their fair value using the Black Scholes method.

As mentioned previously, pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement. In the event the Company did not do so, (i) the conversion price of the convertible promissory notes was reduced by 5% each month, subject to a floor of $4.00; (ii) the exercise price of the warrants was reduced by 5% each month, subject to a floor of $10.00 and (iii) the warrants could be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and requested that the investors in the WestPark Private Placement extend the date by which the registration statement is required to be effective until February 28, 2007. In August, 2006 the Company filed with the SEC a registration statement registering the resale by the investors of the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement which was made effective in November, 2006.

In an effort to improve the financial position of the Company, in July 2006, noteholders were offered the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 568 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 1,136 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $12.00 to $8.00; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. This offer was terminated on August 31, 2006. By August 31, 2006 investors owning $237,500 of the $500,000 of convertible promissory notes had agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above and investors holding $162,500 of the $500,000 of convertible promissory notes had agreed to extend the term of the convertible note for an additional four months from the maturity date for consideration described above.

In September 2006, a new offer was extended to the remaining noteholders to convert the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00 and (iii) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor is also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

By December 31, 2006, investors owning $425,000 convertible promissory notes agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above. The Company issued 107,386 shares of Common Stock with a fair value of $692,896. In addition, the Company issued 60,417 warrants with a fair value of $472,741 for noteholders that agreed to an early conversion of their convertible promissory notes. The Company also issued 3,693 shares of Common Stock as consideration for extending the term of the convertible notes, totaling $162,500, for an additional four months with a fair value of $21,023. The fair value of this Common Stock has been accounted for as interest expense. Amounts in excess of the face value of the convertible promissory notes and the fair value of the warrants issued as the result of early conversion have been accounted for as interest expense. The balance, $75,000, of convertible promissory notes was paid off in January, 2007.

In connection with the NS California acquisition, the Company assumed a 6% note due to Tom Hirose, a former officer of NS California in the amount of $15,812. As of December 31, 2006, $1,313 remains unpaid. Final payment will be made in 2007.

The Company has financed certain insurance polices and has notes payable at March 31, 2007 in the amount of $97,258 related to these policies. These notes require monthly payments and mature in less than one year.

Note 5—Series A Mandatorily Redeemable Convertible Preferred Stock

In connection with the settlement of securities class action litigation in 1994, the Company issued 1,000,000 shares of Series A $0.07 Convertible Preferred Stock (the “Series A Preferred Stock”) with an aggregate value of $1,000,000. The following summarizes the terms of Series A Preferred Stock. The Series A Preferred Stock had a liquidation value of $1 per share, was non-voting and convertible into common stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock were entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. At December 31, 2005 there were 681,171 shares of Series A Preferred Stock outstanding.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permits the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 54,494 shares of Common Stock (eight hundredths (.08) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, all outstanding shares of Series A Preferred Stock were cancelled and converted into Common Stock. Therefore at March 31, 2007 and December 31, 2006 and there were no shares of Series A Preferred Stock outstanding.

Note 6—Stockholders’ Equity

Common Stock:

In January 2007, the Company issued 12,000 shares of Common Stock to its intellectual property acquisition consultant, vesting as to 1,000 shares per month commencing January 2007.

In January 2007, the Company issued an aggregate of 9,000 shares of Common Stock, pursuant to the Company’s Equity Participation Plan, to Wayne Marasco pursuant to Dr. Marasco’s agreements to serve as Chairman of the Company’s Scientific Advisory Board and consultant to the Company.

In February 2007, the term of the Company’s financial advisory agreement with Duncan Capital Group LLC was extended through December 2007, and the Company issued to Duncan 15,000 shares of Common Stock as an advisory fee payment vesting monthly through December 2007.

In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share. The Company issued an aggregate of 500,000 shares of Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and is entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven year warrants to purchase 34,255 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17.127 shares of Common Stock at a purchase price of $8.00 per share. The net proceeds of this offering was approximately $2,317,500.

In February 2007, the Company issued 30,000 shares of its Common Stock, resulting in a charge to operations of $165,000, to a financial advisor in connection with a commitment for the placement of up to $3,000,000 of the Company’s preferred stock.

Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company. A total of 1,340,653 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of March 31, 2007 at prices ranging from $4.70 to $12.00 and expiring through February 2014.

In connection with the January 2007 private placement the Company issued warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. The Company also issued to EGE redeemable seven year warrants to purchase 34,255 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share.

In March 2007, the Company engaged Trilogy Capital Partners, Inc. (“Trilogy”) as a marketing and investor relations consultant. Pursuant to this agreement, the Company issued to Trilogy warrants to purchase 150,000 shares of its Common Stock at a purchase price of $4.70 per share. Such warrants vest over a 12 month period at a rate of 12,500 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010. During the three months ended March 31, 2007 the Company recognized $35,575 as consulting expense related to the vesting of these warrants.

At March 31, 2007 the outstanding warrants by range of exercise prices are as follows:

Exercise Price	Number Outstanding March 31, 2007	Weighted Average Remaining Contractual Life (years)	Number Exercisable March 31, 2007
$4.70 to $6.20	185,755	3.77	35,755
$6.20 to $9.10	1,122,905	5.25	1,122,905
$9.10 to $12.00	31,992	1.76	31,992
	1,340,652		1,190,652

Options:

The Company’s Equity Participation Plan (the “Plan”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 2,500,000 shares of common stock as stock compensation. Stock options under the Equity Participation Plan are generally granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

The Company’s results for the three month periods ended March 31, 2007 and 2006 include share-based compensation expense totaling $205,817 and $52,022, respectively. Such amounts have been included in the consolidated statements of operations within general and administrative expenses.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award.

The range of assumptions made in calculating the fair values of options are as follows:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Expected term (in years)	10	10
Expected volatility	137% - 152%	200%
Expected dividend yield	0%	0%
Risk-free interest rate	4.51% to 4.90%	4.50%

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares (1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2006	444,600	$3.00 - $25.00	$7.30
Granted	117,000	$2.70 - $8.00	$5.60
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at March 31, 2007	561,600	$2.70 - $25.00	$6.90	8.98	$103,740
Vested and Exercisable at March 31, 2007	276,550		$6.80	8.34	$66,640

(1)             All options are exercisable for a period of ten years.

Exercise Price	Number Outstanding March 31, 2007	Weighted Average Remaining Contractual Life (years)	Number Exercisable March 31, 2007
$2.70 to $7.20	458,500	9.06	217,450
$7.20 to $11.60	62,000	8.88	42,000
$11.60 to $16.10	26,100	7.92	14.100
$16.10 to $20.50	3,000	6.46	3,000
$20.50 to $25.00	12,000	9.18	—
	561,600		276,550

Options are usually granted at an exercise price at least equal to the fair value of the common stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company.

As of March 31, 2007, there was approximately $1,759,000 of total unrecognized compensation costs related to unvested stock option awards which are expected to vest over a weighted average life of 1.54 years.

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2006	211,583	$6.30
Issued	117,000	$5.40
Canceled	—	—
Vested	(43,533)	$6.00
Non-Vested at March 31, 2007	285,050	$6.00

The total value of shares vested during the three months ended March 31, 2007 was $205,817.

Note 7—Segment Information

Until April 30, 2001, the Company operated in two segments; as a reinsuror and as a seller of extended warranty service contracts through the Internet. The reinsurance segment has been discontinued and the Company’s remaining revenues are derived from the run-off of its sale of extended warranties and service contracts via the Internet. Additionally, the Company established a new business in the banking of adult autologous stem cells sector. The Company’s operations are conducted entirely in the U.S. Although the Company has realized minimal revenue from the banking of adult autologous stem cells, the Company will be operating in two segments until the “run-off” is completed. As of March 31, 2007 the run off of the sale of extended warranties and service contracts was completed.

Note 8—Related Party Transactions

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable, initially over a period of two years in biweekly installments of $4,807.69 commencing on April 7, 2006, except that the first payment was in the amount of $9,615. In July, 2006 this agreement was amended to call for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agreed to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. At March 31, 2007, $118,189 was due Mr. Aholt pursuant to the terms of the Settlement Agreement.

Note 9—Subsequent Events

In April 2007, the Company received two provisional licenses from the State of New York. The first license permits the Company’s California facility to collect, process and store hematopoetic progenitors cells (“HPCs”) collected from New York residents. The second license permits solicitation in New York relating to the collection of HPCs. Each license is subject to certain limitations stated therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Catherine M. Vaczy
Vice President and General Counsel

Dated: September 11, 2007